Exhibit 10.2

270 Brannan Street
San Francisco, CA 94107

Via Electronic Mail

March 1, 2022

Teresa Carlson
teresa@splunk.com

Re: Transition and Separation Agreement

Dear Teresa,

Thank you for your leadership over the last year. We wish you all the best as you move forward. This transition and separation agreement (this “Agreement”) confirms our agreement regarding your transition out of Splunk Inc. (“Splunk” or the “Company”) and the end of your employment.
1.Transition and Separation. Your separation with the Company will occur at 5:00 pm PST on March 31, 2022 (the “Separation Date”), unless your employment is terminated earlier as set forth herein by the terms of this Agreement. If your employment terminates earlier than March 31, 2022, that date will become the “Separation Date” for the purposes of this Agreement and the second release agreement, which is attached as Attachment 3 (the “Second Release”). The time period between the date of this Agreement and the Separation Date, if any, is your “Transition Period.” You and the Company agree that, provided you comply with the terms and conditions of this Agreement, your Offer Letter (as defined below), the EIACA (as defined below) as modified below, your Indemnification Agreement with Splunk, the agreements with Splunk governing your Splunk equity awards, the Code of Business Ethics and Conduct and all applicable Splunk policies, during your Transition Period:
•You will remain a Splunk employee and Splunk will continue to pay you your currently applicable base salary, minus applicable tax withholdings and deductions, payable in accordance with Splunk’s standard payroll practices. In accordance with the terms of the applicable equity plan, you will continue to be eligible to vest in any of your outstanding equity awards of the Company during the Transition Period, and, except as specifically described in this Agreement or the Second Release, any unvested equity awards will cease vesting and be canceled on the Separation Date. For purposes of clarity, you will not forfeit any and all equity awards that vest prior to the Separation Date, including those that become vested by the terms and conditions of this Agreement and the

Second Release. If you participate in the Employee Stock Purchase Plan (“ESPP”), your participation will terminate in accordance with the terms of the ESPP. If enrolled, the Company will continue to provide you with your Company-sponsored health benefits through the end of the month of your Separation Date. You will be paid any accrued and unused PTO through your Separation Date. A lump sum cash payment of your annual cash bonus for fiscal year 2022 (which ended January 31, 2022) under the Company’s Executive Bonus Plan, based solely on actual achievement of the applicable fiscal 2022 performance goals as determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, less any mid-year advance thereof, will be paid to you at the same time fiscal year 2022 cash bonuses under the Company’s Executive Bonus Plan are paid to other participants thereunder, minus applicable tax with-holdings and deductions. For purposes of clarity, you will be paid your fiscal 2022 bonus (which is based solely on Company performance) at the same level of Company performance achievement as all other participants in the Executive Bonus Plan. You acknowledge that you will not be eligible for, nor will you receive, any other bonus, variable compensation, or other payment, or vesting of equity awards, except as specifically described in this Agreement or the Second Release.
•You will promptly cancel all outstanding business travel tickets, hotels, and any other reservations you have purchased for your employment with Splunk, and submit all reimbursement requests to Splunk via Concur no later than 30 days from your actual termination date, even if it is before the Separation Date, and you will be reimbursed any outstanding reasonable and necessary business and travel expenses (including cancelation fees), in accordance with Splunk’s Travel and Expense Policy.
Throughout the Transition Period:
•You will continue to report to Splunk’s Interim Chief Executive Officer. You will, as requested, remain available in person, by phone and electronic means and provide reasonable and timely assistance to answer questions and transition your duties and responsibilities, as reasonably requested by Splunk.
•You will not work in any capacity for any other company, business, or organization during the Transition Period without Splunk’s prior written consent.
•You will comply with the applicable (i) terms and conditions of your offer letter with the Company, dated as of March 2, 2021 (your “Offer Letter”); (ii) terms and conditions of the Employee Invention

Assignment and Confidentiality Agreement (“EIACA”); and (iii) Splunk policies and practices, including the Code of Business Conduct and Ethics and Insider Trading Policy, which such policy will no longer apply to you once you no longer have material non-public information, provided that you exit the Company in an open trading window. You further affirm that you will comply with your continuing obligations under these agreements and policies post-termination. Notwithstanding the foregoing, the Company agrees and acknowledges that your solicitation of your administrative assistant at Splunk shall not constitute a violation of Section 12 of the EIACA.
If, during the Transition Period, you are hired into a position outside of Splunk that starts during the Transition Period, you must provide written notice to Kristen Robinson at kristenr@splunk.com at least three business days before starting your new position. Upon such written notice you will be deemed to have resigned your Splunk employment effective immediately, and the date of such written notice will then constitute the Separation Date under this Agreement.
For the avoidance of doubt, you may voluntarily resign from Splunk prior to 5:00 pm PST on March 31, 2022, or your employment may be terminated for Cause (as defined in your Offer Letter) prior to 5:00 pm PST on March 31, 2022. If your Splunk employment terminates during the Transition Period, due to you being hired into a position outside of Splunk that starts during the Transition Period, your resignation or for Cause, the compensation and benefits described above will end immediately upon your new Separation Date.
Effective as of your Separation Date, your existing Offer Letter with the Company shall terminate.
2.Severance. Subject to the terms and conditions of this Agreement, in consideration for your timely execution and return of this Agreement to Splunk by the Deadline (as defined below), which includes the general release of claims in Section 4, and you comply with all the terms and conditions of this Agreement, your EIACA (as modified herein), and all applicable Company policies, the Company will provide you with the following severance (“Severance”):
a.$24,000 in lump sum, which, at your discretion, you may use to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to be paid within 30 calendar days following the Separation Date and subject to withholdings and reductions. Note, your current medical, dental and vision coverage under Splunk’s group health plans will end on the last day of the month of your Separation Date. You will then have the opportunity to continue coverage through COBRA.

3.Additional Severance. You will also receive the additional severance specified in the Second Release, in exchange for and provided you timely sign and return the Second Release and all other specified requirements are met.
4.Your General Release of Claims. By entering into this Agreement, you are agreeing to the following general release of claims and to resolve any potential disputes between us.
In consideration for receiving the Severance, you hereby waive and release, to the maximum extent permitted by applicable law, any and all claims, whether known or unknown, against the Company and the Released Parties (defined below) with respect to any matter, including, without limitation, any matter related to or arising out of your employment with the Company or the termination of that employment relationship.
This waiver and release includes, without limitation, federal and state WARN Act claims; claims under the Employee Retirement Income Security Act; claims for attorneys’ fees or costs; any and all claims for cash bonuses; claims for stock, stock options, restricted stock units, or other equity-based or equity securities; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation, harassment and discrimination; and claims under any federal, state or local laws, ordinances and regulations; provided that this waiver and release shall not apply to any of the following: (i) rights under this Agreement; (ii) claims for benefits under any health, disability, retirement, life insurance or other similar health or welfare employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company; (iii) rights to receive the payments and benefits and enforce Company obligations provided under this Agreement and the Second Release; (iv) rights to any payments and benefits accrued or vested prior to the date of this Agreement; and (v) rights to indemnification and advancement of expenses you or may have under the charter, by-laws or certificate of incorporation of the Company or as an insured under any director’s and officer’s liability insurance policy now or previously in force and all such rights shall be fully vested and no amendment, modification or repeal shall adversely affect your rights.
You agree not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required or permitted by law.
This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to any claim which, as a matter of law, cannot be waived or released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.
The Released Parties: The “Released Parties” include Splunk and/or its respective predecessors, successors, past or present parent companies or subsidiaries, affiliated companies, investors or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans.
Please be advised: Nothing in this Agreement precludes you from communicating with the government, including filing a charge with, participating in any investigation or proceeding before, or reporting actual or potential violations of laws or regulations (including lawfully reporting fraud, waste or abuse) to any government agency or body. However, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery to the fullest extent permitted by law. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program and you do not need to provide notice to or obtain authorization from Splunk to do so. Further, nothing in this Agreement is intended to prohibit or discourage you from discussing employee wages, benefits or terms and conditions of employment.
5.Waiver of Unknown Claims.
a.You understand and acknowledge that you are releasing potentially unknown claims and that there is a risk that, after entering into this Agreement, you may learn information that might have affected your decision to enter it. You assume this risk and all other risks of any mistake in entering into this Agreement. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
b.The Company acknowledges and agrees that the Company has no right to seek repayment of any amounts paid to you pursuant to Section 3 of your Offer Letter if you do not voluntarily resign from employment.

6.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Released Parties of any liability, wrongdoing, or violation of law.
7.Continuing Obligations. At all times in the future, you remain bound by your EIACA (as modified herein), a copy of which is attached as Attachment 1. Note, however, that you will not be held civilly or criminally liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (c) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.
8.Return of Company Property. You agree that you will promptly (1) return to the Company all Company property (e.g. laptops, tablets, mobile devices, equipment, security badge, phone, software, corporate credit card, keys) by contacting HR at SPOT@splunk.com; and (2) return or permanently delete all confidential Company information, including personally deleting or removing any and all Company information from all personal devices and databases and permanently disabling access to any Company repositories, databases or directories. Notwithstanding the foregoing, you will be permitted to retain your (i) personal contacts and (ii) copies of your Offer Letter, your Indemnification Agreement with the Company, your equity award agreements with the Company, your Company benefit plan documentation and, in each case, any attachments thereto.
9.Update Social Media. If you represent your Splunk employment on social media, such as LinkedIn and Facebook, you agree that promptly (and in any event within 14 calendar days) following the Separation Date, you will update all your social media accounts to accurately reflect your Splunk dates of employment.
10.Non-Disparagement. In exchange for the Severance, you agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements online or to any person or entity including, but not limited to, the press and/or media, current or former employees, directors, partners or principals of the Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects)

or (b) the reputation of the Company or any of the Released Parties. Nothing in this paragraph shall prohibit you from providing truthful information as provided in this Agreement and as required by law, including as permitted or required by law in a legal proceeding or a government investigation. The foregoing will not prohibit you from making comments or statements to your personal contacts, in a private closed setting, that reasonably could not be expected to adversely affect the business or reputation of the Company or any of the Released Parties. The Company will not make an authorized public statement or press release that disparages you, and the Company will instruct its Executive Leadership Team not to make any statements that disparage you, provided that nothing herein prevents the Company from providing truthful information as required by law. The Company's compliance with its reporting obligations under applicable law and Institutional Shareholder Services guidance, in each case in the Company's regulatory filings with respect to your termination of employment, will not constitute disparagement.
11.Cooperation. You agree to reasonably cooperate with the Company and its counsel for any legal matter about which you have information based on your employment with the Company. Cooperation includes, for example, interviews, review of documents, attendance at meetings, providing testimony, or providing documents to the Company. You agree that at the Company’s request, you will provide reasonable assistance to the Company or any associated company in any threatened or actual litigation, arbitration, investigation or regulatory proceeding concerning it or them where you have knowledge of any facts or other matters which the Company or any associated company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements, affidavits, testimony, meeting with legal and other professional advisers, attending interviews, hearings and giving evidence). The Company will, to the extent permitted by law and applicable court rules, reimburse you for reasonable travel and out-of-pocket expenses you incur in extending such cooperation, in accordance with Splunk’s Travel and Expense Policy and shall take such steps as are reasonably necessary to avoid conflicts with your other employment or activities.
12.Miscellaneous. You acknowledge and agree that, except as described above or in the Second Release, any unvested equity awards granted to you by the Company will cease vesting on your Separation Date and will be forfeited, in accordance with the terms of the applicable equity plan. For purposes of clarity, you will not forfeit any and all equity awards that are vested as of the Separation Date, including those that become vested by the terms of this Agreement and by your execution and non-revocation of the Second Release. You acknowledge that you continue to be bound by the Company’s Insider Trading Policy, which among other obligations, prohibits you from trading Company stock if (1) you possess material nonpublic information regarding the Company and/or (2) there is a Company trading blackout at the time of your employment termination. You represent and warrant that throughout your employment you complied with the Company’s Code of Business Conduct and Ethics (“Code”) and you are not aware of any violations of the Code by any other person. You acknowledge that you will continue to comply with applicable provisions of the Code after your employment terminates. You also acknowledge that, if and as applicable, you signed and/or will sign the Company’s quarterly and/or annual sales certification.
13.Dispute Resolution. You and the Company agree that any and all claims or disputes arising out of, or relating to, this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Francisco, CA (or another mutually agreeable location, including remotely using video and/or audio streaming) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures (http://www.jamsadr.com/rules-streamlined-arbitration/). Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a mediator. You acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such claim or dispute through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. Claims will be governed by applicable statutes of limitations. All claims must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement is governed by the Federal Arbitration Act.
14.Entire Agreement. You and the Company agree that this Agreement, including the documents referenced herein, constitute the entire agreement between you and the Company regarding its subject matter. All prior or contemporaneous negotiations, agreements, understandings, or representations are expressly superseded hereby and are of no further force and effect except as expressly stated herein. This Agreement may only be modified in a written document signed by you and an authorized Company representative.
15.Governing Law. This Agreement, except for the arbitration agreement, shall be governed by the laws of the state in which you primarily worked, Florida.

16.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted and such invalidity or unenforceability shall not affect any other provision, the balance of which will remain in and have its intended full force and effect. Provided, however, that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.
To accept this Agreement, please sign and date this Agreement and return it to Kristen Robinson at kristenr@splunk.com by no later than 5:00 pm PST on March 2, 2022 (the “Deadline”). If you do not execute this Agreement by the Deadline, the offer will expire, and you will not receive the Severance or the Additional Severance (as defined in the Second Release). This Agreement is effective on the date you sign it.
We thank you for your contributions to Splunk and we wish you well in your future pursuits.
Sincerely,
Splunk Inc.

By: /s/ Graham Smith

Name: Graham Smith
Title: Interim CEO and Chair

I agree with the terms and conditions of this Agreement as signified by my signature below. I acknowledge that I have a right to consult with an attorney and was free to do so. I acknowledge that my consent to this Agreement is knowing and voluntary. I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed	/s/ Teresa Carlson	Dated:	March 1, 2022

(Must be signed no later than 5:00 pm PST on March 2, 2022)

Attachment 1: Employee Invention Assignment and Confidentiality Agreement
Attachment 2: Certification Regarding Splunk Assets & Information
Attachment 3: Second Release

ATTACHMENT 3
SECOND RELEASE

This second release agreement (“Second Release”), which is Attachment 3 to your transition and separation agreement (the “Agreement,” your first release agreement), is entered into by and between Splunk Inc. (“Splunk” or the “Company”) and you, Teresa Carlson. Any term not otherwise defined in this Second Release shall have the meaning set forth in the Agreement.
1.Additional Severance (“Additional Severance”). You will receive the Additional Severance described below, provided all of the following requirements have first been met: (i) you comply with all the terms and conditions of the Agreement, your EIACA (as modified by the Agreement), and all applicable Company policies; (ii) you have returned all Splunk property; (iii) you timely executed the Agreement and returned it to Splunk; and (iv) you timely executed this Second Release by the Second Release Deadline. Provided that each of the above requirements has been met, Splunk will provide the following Additional Severance:
a.Severance Pay: A lump sum cash payment equal to $696,986, which you and the Company agree equals (a) twelve (12) months of your current base salary ($600,000) plus (b) a pro rata portion of your target bonus under Splunk’s fiscal year 2023 annual executive bonus plan based on the number of days worked through the Separation Date ($96,986), paid within thirty (30) days following the Second Release Effective Date.
b.Equity Awards:
i.Promptly following the Second Release Effective Date, acceleration of vesting as to 19,917 shares underlying all currently outstanding Splunk restricted stock units that have been granted to you and that were not subject to any performance-based vesting. You and the Company agree that the number of shares set forth in the previous sentence equals the number of shares underlying restricted stock units that have been granted to you that were not subject to any performance-based vesting and that are scheduled to vest through the 12-month anniversary of the Separation Date. For purposes of clarity this includes all shares that were scheduled to vest on June 10, 2022, September 10, 2022, December 10, 2022 and March 10, 2023 and does not include 19,915 restricted stock units scheduled to vest by their terms on March 10, 2022 subject to your continued employment.

ii.Following the Second Release Effective Date and based on actual achievement of the applicable fiscal year 2022 corporate performance goals as determined by the Committee, acceleration of vesting of a portion of the fiscal year 2022 Splunk performance units granted to you in fiscal year 2022. Such acceleration will occur promptly following such determination by the Committee or the Second Release Effective Date, whichever is later. The portion of such performance units that will accelerate vesting will be the portion of such performance units that are unvested as of the Separation Date and would have vested pursuant to their original time-based vesting schedule through the 12-month anniversary of the Separation Date (after giving effect to actual achievement of the applicable fiscal year 2022 corporate performance goals as determined by the Committee). For the avoidance of doubt, you will forfeit all “stock price” performance units upon the Separation Date. Based on target performance, the number of PSUs that you would vest in under this provision is 11,256 (which, for the avoidance of doubt, will be based on actual achievement of the applicable fiscal year 2022 corporate performance goals as determined by the Committee). For purposes of clarity this includes all shares that were scheduled to vest on June 10, 2022, September 10, 2022, December 10, 2022 and March 10, 2023 and does not include any performance stock units (which, based on target performance, equals 11,253 PSUs) eligible to vest by their terms on or about March 24, 2022 subject to your continued employment through the vesting date.
Except as explicitly set forth in this Section 1 and Section 2 of the Agreement, you acknowledge and agree that you are not entitled to receive any of the above Additional Severance, any other severance benefits, or any other post-employment compensation (including vesting of equity awards) or benefits, from the Company, whether as stated in the Offer Letter described in the Agreement or otherwise. You further acknowledge that no payment or other consideration provided in exchange for your execution and non-revocation of the Second Release constitutes a raise, a bonus, or continued employment and that the Second Release is not a condition of employment or continued employment. You acknowledge that without the Second Release, you are otherwise not entitled to the Additional Severance listed in this Section 1. The Additional Severance will be subject to all applicable tax withholdings and deductions.

2.Your General Release of Claims. By entering into this Second Release, you are agreeing to the following general release of claims and to resolve any potential disputes between us.
In consideration for receiving the Additional Severance, you hereby waive and release, to the maximum extent permitted by applicable law, any and all claims, whether known or unknown, against the Company and the Released Parties (defined below) with respect to any matter, including, without limitation, any matter related to or arising out of your employment with the Company or the termination of that employment relationship.
This waiver and release includes, without limitation, federal and state WARN Act claims; claims under the Employee Retirement Income Security Act; claims for attorneys’ fees or costs; any and all claims for cash bonuses; claims for stock, stock options, restricted stock units, or other equity-based or equity securities; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation, harassment and discrimination; and claims under any federal, state or local laws, ordinances and regulations; provided that this waiver and release shall not apply to any of the following: (i) rights under this Second Release; (ii) claims for benefits under any health, disability, retirement, life insurance or other similar health or welfare employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company; (iii) rights to receive the payments and benefits and enforce Company obligations provided under the Agreement and this Second Release; (iv) rights to any payments and benefits accrued or vested prior to the date of this Second Release; and (v) rights to indemnification and advancement of expenses you or may have under the charter, by-laws or certificate of incorporation of the Company or as an insured under any director’s and officer’s liability insurance policy now or previously in force and all such rights shall be fully vested and no amendment, modification or repeal shall adversely affect your rights.
You agree not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required or permitted by law.
This waiver and release covers only those claims that arose prior to your execution of this Second Release. The waiver and release does not apply to any claim which, as a matter of law, cannot be waived or released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.
The Released Parties. The “Released Parties” include Splunk and/or its respective predecessors, successors, past or present parent companies or subsidiaries, affiliated companies, investors or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans.
Please be advised: Nothing in this Second Release precludes you from communicating with the government, including filing a charge with, participating in any investigation or proceeding before or reporting illegal conduct (including lawfully reporting fraud, waste or abuse) to any government agency or body. However, by signing this Second Release, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery to the fullest extent permitted by law. Nothing in this Second Release is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program and you do not need to provide notice to or obtain authorization from Splunk to do so.
3.Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims and that there is a risk that, after entering into this Second Release, you may learn information that might have affected your decision to enter it. You assume this risk and all other risks of any mistake in entering into this Second Release. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
4.Nothing Owed. Other than the lump sum cash payment of your annual cash bonus for fiscal year 2022 under the Company’s Executive Bonus Plan referenced in Section 1 of the Agreement (which may not have been paid to you by the time you execute this Second Release), you acknowledge and agree you have been timely paid all of your wages earned through the Separation Date. You acknowledge and agree that, prior to the execution of this Second Release, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits you are entitled to receive from the Company in the future are those specified in the Agreement and this Second Release. You agree that you have no unreimbursed business expenses.

5.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Second Release; (b) you have the right to and should consult with an attorney prior to executing this Second Release; (c) you have 21 calendar days within which to consider this Second Release (the “Second Release Deadline”); (d) you have 7 calendar days following the execution of this Second Release to revoke it; and (e) the Second Release will not be effective until the eighth day after you sign it, provided that you have not revoked it (the “Second Release Effective Date”). You agree that any modifications, material or otherwise, made to this Second Release do not restart or affect in any manner the original 21-day consideration period. To revoke the Second Release, you must email a written notice of revocation to HR at SPOT@splunk.com, prior to the end of the 7-day period. The severance offer contained in this Second Release will be automatically withdrawn if you do not sign it by the Second Release Deadline.
6.Return of Company Property. You warrant and represent that you have returned all Company property (e.g. laptops, desktop computers, hard drives, tablets, mobile devices, equipment, security badge, parking token, phone, software, corporate credit card, keys) according to the instructions provided by the Company; and (2) have returned or permanently deleted all confidential Company information, including personally deleting or removing any and all Company information from all personal devices and databases and permanently disabling access to any Company repositories, databases or directories. You warrant and represent that you have permanently deleted and not copied or saved any Splunk confidential or proprietary information. As a condition of receiving the Additional Severance, you must sign the Certification Regarding Splunk Assets and Information provided by the Company as Attachment 2 and return it along with your signed Second Release. Notwithstanding the foregoing, you will be permitted to retain your (i) personal contacts and (ii) copies of your Offer Letter, your Indemnification Agreement with the Company, your equity award agreements with the Company, your Company benefit plan documentation, and, in each case, any attachments thereto.
7.Incorporation. You and the Company agree that the Agreement’s provisions regarding No Admission, Continuing Obligations, Update Social Media, References, Non-Disclosure, Non-Disparagement, Cooperation, Miscellaneous, Dispute Resolution, Governing Law, Severability, and Counterparts are incorporated herein and apply to this Second Release.
8.Entire Agreement. You and the Company agree that this Second Release, together with the Agreement and the documents referenced therein, constitute the entire agreement between you and the Company regarding its subject matter. All prior or contemporaneous negotiations, agreements, understandings, or representations are expressly superseded hereby and are of no further force and effect. This Second Release may only be modified in a written document signed by you and an authorized Company representative.
To receive the Additional Severance, you must sign the Second Release after your Separation Date by the Second Release Deadline.
The parties knowingly and voluntarily sign this Second Release.

I agree with the terms and conditions of this Second Release as signified by my signature below. I acknowledge that I was free to consult an attorney and was free to do so. I acknowledge that I have read and understand this Second Release and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Second Release.

Date: March 31, 2022	/s/ Teresa Carlson Teresa Carlson DO NOT SIGN BEFORE YOUR SEPARATION DATE
Date: April 4, 2022	For: Splunk Inc. By: /s/ Graham Smith Name: Graham Smith Title: Interim CEO and Chair